Exhibit 99.1

FOR IMMEDIATE RELEASE

PEMSTAR REPORTS FISCAL 2005 FIRST-QUARTER RESULTS

Sales and EPS Increase from Prior-Year Period and Sequentially

ROCHESTER, Minn. – July 27, 2004 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2005 first quarter ended June 30, 2004.

Fiscal 2005 first-quarter highlights include:

•	Net sales of $201 million exceed company guidance of $180 to $190 million;

•	Operating income is at the highest level in 11 quarters;

•	Company achieves profitability with EPS of $0.03 per share, within range of prior guidance; and

•	Liquidity continues to strengthen as cash cycle improves to 51 days.

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended June 30,
	2004	2003
Net sales	$200,645	$145,500
Operating income (loss)	2,094	(9,153)
Net income (loss)	$1,234	$(10,986)
Diluted income (loss) per common share	$0.03	$(.29)

Financial Results

PEMSTAR reported net sales of $200.6 million for the fiscal 2005 first quarter, a 38 percent increase from $145.5 million in the prior-year period. Net income for the first quarter was $1.2 million, or $0.03 per diluted share, versus a net loss of ($11.0 million), or ($0.29) per diluted share, in the comparable fiscal 2004 first quarter. PEMSTAR’s fiscal first-quarter earnings are in the range of prior guidance. First-quarter net income included a gain from the sale of surplus real estate, partially offset by certain charges related to inventory and accounts receivable that accounted for net $1.2 million, or approximately $0.02 per share. The first-quarter performance also compares favorably sequentially to the fourth quarter of 2004, when sales were $186.1 million, with a loss of ($0.04) per share.

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PEMSTAR

1Q05 Results

Gross profit for the first quarter of fiscal 2005 versus the year-earlier period increased to $16.9 million, or 8.4 percent of net sales, from $6.6 million, or 4.5 percent of net sales. This growth stemmed from strong sales in PEMSTAR’s industrial equipment manufacturing and engineering businesses, and benefits from previous restructuring efforts, but was constrained by higher sales in lower-margin businesses.

Selling, general and administrative expenses for the first quarter increased $2.5 million to $14.8 million from $12.3 million in the year-ago period. This rise was due to infrastructure additions related to industrial equipment business expansion, commissions stemming from higher sales, increased employee costs and worldwide IT implementation costs.

Operating income for the June quarter was $2.1 million, versus an operating loss of ($9.2) million for the year-ago first quarter. The stronger year-over-year operating performance is due to the reduction in and savings from restructuring actions, higher gross profit and improved capacity utilization, partially offset by higher SG&A expenses.

While sales rose 8 percent from the March quarter, accounts receivable were down $3.2 million in the quarter, with days sales outstanding (DSO) declining to 56 days from 62 days at March 31, 2004. Also, net inventories of $93.6 million as of June 30, 2004, declined from $94.5 million at March quarter end, with a turn rate of 7.9 times, versus 7.2 times at March 31, 2004. Due to the gains in both DSO and inventory turns, PEMSTAR’s cash cycle improved to 51 days, versus 54 days for the March quarter.

Debt (debt plus capital leases including, in both cases, current maturities) as of June 30, 2004, was $96.5 million, compared to $91.1 million at March quarter-end. This increase was due to higher borrowing from PEMSTAR’s foreign revolving lines of credit to support working capital and expansion requirements. Debt to total capital (debt plus shareholders’ equity) at June 30, 2004, was 37 percent, versus 35.8 percent for the March quarter, and net book value was $3.65 per outstanding share, with tangible book value at $2.89 per outstanding share.

Business Update

“Our key differentiator in the marketplace continues to be our concept to customer solutions capability and the ability to offer it in virtually any geography around the globe,” said Al Berning, PEMSTAR’s chairman, president and CEO. “Overall, we continued to see demand for outsourcing during the quarter. This gives us optimism about future opportunities, which we will aggressively pursue with new and existing customers.”

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PEMSTAR

1Q05 Results

During the first fiscal quarter, sales to the industrial sector accounted for 45.1 percent of net sales; computing and data storage was 28.7 percent of net sales; communications was 23.6 percent of net sales; and medical was 2.6 percent of net sales.

In the fiscal 2004 fourth quarter, PEMSTAR established a production facility in Brasov, Romania, to better serve European customers’ requirements for lower-cost production. Production began during the fiscal 2005 first quarter for an industrial customer.

Concluded Berning, “We’re pleased to get off to a solid start in fiscal 2005. The combination of robust sales, and improved financial and operational efficiencies, drove first-quarter results. PEMSTAR’s financial goals in fiscal 2005 are to manage costs to achieve consistent profitability, increase net sales through continued diversification in our chosen industries and further strengthen the balance sheet. Our first-quarter performance shows that we’re on track to meet those goals.”

Fiscal 2005 Second-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2005 second quarter ending September 30, 2004, of $180 million to $190 million, and net income of $0.00 to $0.04 per diluted share. This compares with net sales of $150.5 million and a net loss of ($0.17) per share for the second quarter of fiscal 2004.

Fiscal First-Quarter Webcast

PEMSTAR will host a live Webcast of its fiscal first-quarter earnings conference call today, Tuesday, July 27, at 4:00 p.m. CT (5:00 ET). Berning and Greg Lea, executive vice president and chief financial officer, will discuss the company’s first-quarter results. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the first-quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21202483. The telephone replay will be available beginning at 6:00 p.m. CT on Tuesday July 27, through 6:00 p.m. CT on Thursday, July 29.

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PEMSTAR

1Q05 Results

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 16 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	612/455-1700
507/292-6941

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PEMSTAR

1Q05 Results

PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2004	2003
Net sales	$200,645	$145,500
Cost of goods sold	183,776	138,918

Gross profit	16,869	6,582

Selling, general and administrative expenses	14,775	12,280
Restructuring costs	—	3,455

Operating income (loss)	2,094	(9,153)

Other expense (income)-net	(1,482)	(286)
Interest expense	2,121	2,039

Income (loss) before income taxes	1,455	(10,906)

Income tax expense	221	80

Net income (loss)	$1,234	$(10,986)

Net income (loss) per common share:
Basic	$0.03	$(0.29)
Diluted	$0.03	$(0.29)

Shares used in computing net income (loss) per common share:
Basic	45,142	37,534
Diluted	48,662	37,534

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PEMSTAR

1Q05 Results

PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2004	March 31 2004
Assets
Current assets:
Cash and equivalents	$11,738	$9,792
Accounts receivable, net	124,424	127,583
Recoverable income taxes	1,075	1,122
Inventories, net	93,589	94,482
Unbilled services	18,478	11,547
Deferred income taxes	64	63
Prepaid expenses and other	12,591	14,613

Total current assets	261,959	259,202

Property, plant and equipment	166,625	167,325
Less accumulated depreciation	(78,251)	(74,204)

	88,374	93,121

Goodwill, net	33,867	33,878
Deferred income taxes	2,225	2,177
Other assets	6,128	6,477

Total assets	$392,553	$394,855

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$3,885	$7,296
Revolving credit facilities and current maturities of long-term debt	75,369	68,618
Current maturities of capital lease obligations	1,102	1,769
Accounts payable	99,401	101,694
Income taxes payable	237	631
Accrued expenses and other	21,234	22,947

Total current liabilities	201,264	202,955

Long-term debt, less current maturities	8,283	8,856
Capital lease obligations, less current maturities	11,791	11,867
Other liabilities and deferred credits	6,758	7,384

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,146 shares at June 30, 2004 and 45,136 shares at March 31, 2004	451	451
Additional paid-in capital	255,150	255,153
Accumulated other comprehensive income	2,454	3,081
Accumulated deficit	(93,494)	(94,728)
Loans to shareholders	(104)	(164)

	164,457	163,793

Total liabilities and shareholders’ equity	$392,553	$394,855

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